Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK
Our common stock, par value $0.01 per share, is registered under Section 12 of the Securities Exchange Act of 1934, as amended.
The following description of our common stock is only a summary and is not a complete description. We refer you to the applicable provisions of our certificate of incorporation, our by-laws and the Delaware General Corporation Law, or the DGCL, for a complete statement of the terms and rights of our common stock. This description shall be deemed to be updated by any report or amendment thereto that we file with the Securities and Exchange Commission for the purpose of updating this description.
General
We are authorized to issue 400,000,000 shares of common stock and 5,000,000 shares of preferred stock, par value $.01 per share.
Common Stock
Voting Rights
Each holder of common stock is entitled to one vote per share on all matters submitted to a vote of stockholders. The common stock does not confer cumulative voting rights.
Our by-laws provided that, except as otherwise provided by law, our certificate of incorporation or our by-laws, the holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote at a meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. When a quorum is present at any meeting, a majority of the votes properly cast upon any proposal (other than a contested election) will determine the outcome, except when a larger vote is required by law, our certificate of incorporation or our by-laws. A majority of the votes cast means that the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal. In the case of a contested election for the office of director, a plurality of the votes properly cast will elect the director. A contested election is any election where the number of nominees exceeds the number of directorships to be filled.
Dividends
Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably the dividends, if any, that are declared from time to time by the board of directors out of funds legally available for that purpose.
Liquidation Rights
In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in any assets remaining after the payment of liabilities and the

B5093573.3

Exhibit 4.1

satisfaction of any preferences that may be applicable to any outstanding shares of preferred stock.
Rights and Preferences
Holders of common stock have no preemptive, subscription, conversion, sinking fund or redemption rights. Our outstanding shares of common stock are fully paid and non-assessable. The powers, preferences and rights of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we designate.
Preferred Stock
We are authorized to issue 5,000,000 shares of preferred stock. As of December 31, 2019, we did not have any outstanding shares of preferred stock.
Our board of directors may issue shares of preferred stock in one or more series and may establish from time to time the number of shares to be included in each series and the designation, powers, preferences and rights of each series, and any qualifications, limitations or restrictions thereof. These matters will be fixed by a certificate of designations relating to the series.
An issuance of preferred stock may have the effect of delaying or preventing a change in control. An issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or diminish the relative rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.
In 2005, we adopted a share rights agreement, which expired in 2015. In connection with the adoption of the share rights agreement, we filed a certificate of designations authorizing us to issue 2,500,000 shares of Series A junior participating preferred capital stock. Such shares, if issued, would be entitled to certain preferential dividend, liquidation and voting rights. We have no present intention to issue any such shares.
Anti-Takeover Provisions
The DGCL
We are subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved by the corporation’s board of directors and/or stockholders in a prescribed manner or the person owns at least 85% of the corporation’s outstanding voting stock (excluding shares held by directors, officers and certain employee stock plans) after giving effect to the transaction in which the person became an interested stockholder.

B5093573.3

Exhibit 4.1

The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with the person’s affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock. A Delaware corporation may opt out of the application of Section 203 through a provision in its certificate of incorporation or by-laws. We have not opted out of the application of Section 203.
Certificate of Incorporation and By-laws
Our certificate of incorporation and by-laws include the following provisions, among others, that could discourage potential acquisition proposals and delay or prevent a change of control, whether by tender offer, proxy contest, removal of directors or otherwise:

•	the number of directors that constitutes the whole board of directors will be fixed exclusively by one or more resolutions adopted by the board of directors, and may not be less than three;

•
vacancies on our board of directors, including those resulting from an increase in the number of directors, will be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the board of directors, and not by the stockholders;

•
a director may be removed, with or without cause, by the holders of a majority of the then-outstanding shares of capital stock entitled to vote, except to the extent a different vote is required by law;

•
a stockholder’s notice of the stockholder’s intent to bring business before an annual meeting or to nominate a person for election to the board of directors must be received by us within strict guidelines, which may make it more difficult for stockholders to nominate candidates for director or bring items before stockholder meetings;

•	our certificate of incorporation provides that stockholders may not take any action by written consent in lieu of a meeting;

•
our certificate of incorporation provides that special meetings of stockholders may be called by only our Chairman of the Board of Directors, our Chief Executive Officer (or if there is no Chief Executive Officer, our President) or by our Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office, and the business of any special meeting is limited to matters relating to the purposes stated in the notice of meeting;

•
our certificate of incorporation provides that our by-laws may be altered, amended or repealed by our stockholders only by the affirmative vote of the holders of at least 75% of the then-outstanding shares of capital stock entitled to vote;

B5093573.3

Exhibit 4.1

•
the affirmative vote of the holders of at least 75% of the then-outstanding shares of capital stock entitled to vote is required to amend or repeal the provisions of our certificate of incorporation relating to the three foregoing provisions of our certificate of incorporation relating to stockholder action by written consent, the call of special meetings and changes to our by-laws, or to adopt any provision inconsistent with the purpose or intent of those provisions;

•
the affirmative vote of the holders of at least 75% of the then-outstanding shares of capital stock entitled to vote is required for our stockholders to alter, amend or repeal any provision of our by-laws or to adopt new by-laws; and

•	our certificate of incorporation and by-laws do not provide for cumulative voting in the election of directors.
As noted above, our certificate of incorporation authorizes an undesignated class of preferred stock, which enables the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control.
Limitations of Liability; Indemnification
Our certificate of incorporation provides that, except to the extent prohibited by the DGCL, no director will be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director. Our by-laws also provide that each person who is involved in any action, suit or proceeding because the person is or was one of our directors or officers will be indemnified and held harmless by us to the fullest extent authorized by the DGCL and will also be entitled to advancement of expenses in specified circumstances.
Exchange Listing
Our common stock is listed on the Nasdaq Global Select Market under the symbol ENTG.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is EQ Wells Fargo Shareholder Services.

B5093573.3